PACER HEALTH CORPORATION AND SUBSIDIARY

(FORMERLY PACER ACQUISITION, INC.)

REVIEWED CONSOLIDATED FINANCIAL STATEMENTS

AUGUST 31, 2003 AND 2002

PACER HEALTH CORPORATION AND SUBSIDIARY

(FORMERLY PACER ACQUISITION, INC.)

INDEX TO REVIEWED CONSOLIDATED FINANCIAL STATEMENTS

AUGUST 31, 2003 AND 2002

Page(s)

Accountants’ Review Report

Consolidated Reviewed Financial Statements:

Balance Sheets at August 31, 2003 and 2002

Statements of Operations for the Eight Months Ended

  August 31, 2003 and 2002

Statements of Changes in Stockholders’ Equity (Deficit)

  for the Eight Months Ended August 31, 2003 and 2002

Statements of Cash Flows for the Eight Months Ended

  August 31, 2003 and 2002

Notes to the Reviewed Consolidated Financial Statements

6-12

ACOUNTANTS’ REVIEW REPORT

To the Stockholders

Pacer Health Corporation and Subsidiary

(Formerly Pacer Acquisition, Inc.)

Miami, Florida

We have reviewed the accompanying consolidated balance sheets of Pacer Health Corporation and Subsidiary (the “Company”) as of August 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the periods then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these consolidated financial statements is the responsibility of the Company’s management.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above in order for them to be in conformity with accounting principles generally accepted in the United States of America.

Bagell Josephs & Company, L.L.C.

Bagell Josephs & Company, L.L.C.

Gibbsboro, New Jersey

January 12, 2004

PACER HEALTH CORPORATION AND SUBSIDIARY
BALANCE SHEET

	AUGUST 31,
	2003	2002
ASSETS

Current Assets:
Cash	$ 2,127	$ 19,903
Accounts receivable, net	83,519	10,220
Advances receivable and other current assets	87,093	19,256
Total current assets	172,739	49,379

Fixed assets, net	15,599	19,616

Goodwill, net of impairment	526,700	-

	$ 715,038	$ 68,995

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable and accrued expenses	$ 60,547	$ 22,350
Note payable	800,000	-
Total current liabilities	860,547	22,350

STOCKHOLDERS' EQUITY (DEFICIT)
AAA Medical Center Common stock, $1.00 par value, 0 and 500 shares authorized and 0 and 500 shares issued and outstanding at
August 31, 2003 and 2002, respectively	-	500
Pacer Health Corporation Common stock, no par value, 100,000 and 0 shares authorized and 1,000 and 0 shares issued and outstanding at
August 31, 2003 and 2002, respectively	-	-
Retained earnings (deficit)	(145,509)	46,145
	(145,509)	46,645

	$ 715,038	$ 68,995

PACER HEALTH CORPORATION AND SUBSIDIARY
STATEMENT OF OPERATIONS

	FOR PERIOD ENDED
	AUGUST 31,
	2003	2002
FEE INCOME
Patient Revenue	$ 823,910	$ 1,022,032
Contractual Allowance	(541,864)	(664,321)
NET FEE INCOME	282,046	357,711

COSTS AND EXPENSES:
Salaries and contracted services	218,799	290,623
Rent and property costs	20,399	18,000
Telephone and utlitities expenses	2,563	9,501
Advertising and promotions	-	950
General and administrative	58,995	7,233
Depreciation	3,411	3,411

TOTAL COSTS AND EXPENSES	304,167	329,718

INCOME (LOSS) BEFORE OTHER (EXPENSE) AND
PROVISION FOR INCOME TAXES	(22,121)	27,993

OTHER EXPENSE - Impairment of Goodwill	(200,000)	-

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(222,121)	27,993

PROVISION FOR INCOME TAXES	-	-

NET INCOME (LOSS)	$ (222,121)	$ 27,993

PACER HEALTH CORPORATION AND SUBSIDIARY
STATEMENT OF SHAREHOLDER'S EQUITY

	AAA Medical Center		Pacer Health		Retained
	Common Stock		Common Stock		Earnings
	Shares	Amount	Shares	Amount	(Deficit)	Total

Balance, January 1, 2002	500	$ 500	-	$ -	$ 18,152	$ 18,652

Net income January 1, 2002 through
August 31, 2002	-	-	-	-	27,993	27,993

Balance, August 31, 2002	500	$ 500	-	$ -	$ 46,145	$ 46,645

Balance, January 1, 2003	500	$ 500	-	$ -	$ 76,612	$ 77,112

Share exchange	(500)	(500)	1,000	-	-	(500)

Net loss January 1, 2003 through
August 31, 2003	-	-	-	-	(222,121)	(222,121)

Balance, August 31, 2003	-	$ -	1,000	$ -	$ (145,509)	$ (145,509)

PACER HEALTH CORPORATION AND SUBSIDIARY
STATEMENT OF CASH FLOWS

	FOR PERIOD ENDED
	AUGUST 31,
	2003	2002
Cash Flows from Operating Activities:
Net income (loss)	$ (222,121)	$ 27,993
Adjustments to reconcile net income (loss) to net cash provided by
(used in) operating activities:
Depreciation	3,411	3,411
Impairment of goodwill	200,000	-
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(25,592)	25,394
(Increase) in advances receivable and other current assets	4,590	(19,256)
Increase (decrease) in accounts payable and accrued expenses	34,505	(7)
(Decrease) in other current liabilities	-	(33,286)
Total adjustments	216,914	(23,744)
Net cash provided by operating activities	(5,207)	4,249

Cash Flows from Investing Activities:
Purchase of fixed assets	(1,100)	-
Net cash (used in) investing activities	(1,100)	-

Net Increase (Decrease) in Cash	(6,307)	4,249

Cash, Beginning of Year	8,434	15,654

Cash, End of Year	$ 2,127	$ 19,903

SUMMARY OF SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid during the year for taxes	$ 11,038	$ 864

SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION:

Acquisition of AAA Medical Center for promissory note

Note Payable	$ 800,000	$ -
Advances receivable	(73,300)	-
Goodwill	$ 726,700	$ -

PACER HEALTH CORPORATION AND SUBSIDIARY

(FORMERLY PACER ACQUISITION, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AUGUST 31, 2003 AND 2002

NOTE 1 -

NATURE OF BUSINESS

Pacer Acquisition, Inc. (“Acquisition Company”) was incorporated on May 15, 2003, in the State of Florida. At the time of incorporation, Acquisition Company was authorized to issue 1,000 shares, $.01 par value, of its common stock, and issued 100 of these shares to Acquisition Company’s president. Simultaneously with this incorporation, Pacer Health Corporation (“Pacer”) was incorporated with 100,000 shares, no par value common stock, and issued 1,000 shares to Acquisition Company, and thus Pacer became a wholly owned subsidiary of Acquisition Company. On June 26, 2003, Pacer merged into Acquisition Company in a reverse merger and was the surviving corporation. Pacer at this time was acquired by INFe, Inc. for 111,600,000 shares of common stock and 1 share of preferred stock which can be converted into 318,822,903 shares of common stock. As a result of this transaction the 100 shares of Pacer were cancelled.

On April 11, 2001, AAA Medical Group, Inc. (“AAA”) was incorporated in the State of Florida. At the time of incorporation, AAA was authorized to issue 500 shares of common stock, $1 par value, which were all issued to the president of AAA.

Pacer and Acquisition Company were formed primarily to acquire skilled nursing facilities, assisted living facilities and other medical providers throughout the United States.

AAA was formed to provide medical services including rehabilitative care. AAA is located in Miami, Florida and services the Miami area. Substantially all of the patients being cared for are the result of workers compensation claims or personal injury claims usually sustained from a motor vehicle accident.

On May 30, 2003, pursuant to the Asset Purchase Agreement dated April 14, 2003, Pacer acquired the assets of AAA, including personal property, cash and accounts receivable of AAA for $800,000. The purchase price was paid in the form of a note payable, half due within 45 days of execution of the Asset Purchase Agreement (July 14, 2003) and the remaining half due within 120 days of execution (September 27, 2003). This note was extended to October 31, 2003 due to negotiations between the parties.

PACER HEALTH CORPORATION AND SUBSIDIARY

(FORMERLY PACER ACQUISITION, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

AUGUST 31, 2003 AND 2002

NOTE 1 -

NATURE OF BUSINESS

AAA bills regularly for the medical services they provide. The bills are to insurance companies or attorneys that represent the injured party, depending on the responsible party. Generally, with 98% of the claims made, for workers compensation and personal injury cases, it is possible that it can take up to three to five years to settle the case and get paid. Management has determined that approximately 35% of the gross charges are actually collectible due to the negotiation process between the insurance companies and AAA.

NOTE 2-

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                     Principles of Consolidation

The reviewed consolidated financial statements include the accounts of Pacer and its subsidiary for the eight months ended August 31, 2003 and only the accounts of AAA for the eight months ended August 31, 2002. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The accompanying reviewed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.  In preparing the reviewed consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and operations for the period. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Cash and Cash Equivalents

For financial statement presentation purposes, Pacer considers short-term, highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

Concentrations of Credit Risk

Financial instruments that potentially subject Pacer to concentrations of credit risk consist principally of cash and accounts receivable.

NOTE 2-

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentrations of Credit Risk (Continued)

Cash

Pacer and their subsidiary have cash deposits at local financial institutions that have federally insured limitations of $100,000. Pacer and their subsidiary did not exceed that limitation during these periods.

Accounts Receivable

AAA conducts business and extends credit to its customers, including private insurance companies. Exposure to losses on receivables is expected to vary by customer due to the nature of the respective customers’ reimbursement policy with respect to the medical services provided. Pacer has consistently applied a conservative approach to the recognition of revenue and presentation of the accounts receivable on the consolidated balance sheets. AAA has historically stated anticipated collections from the gross charges being billed at approximately 35%.

Revenue Recognition

AAA recognizes revenue at the date of service of the medical services provided. From the gross charges being billed, AAA has consistently been conservative with respect to the amount of net revenue recognized, at approximately 35%.

Cost and expenses are recognized generally as they are incurred under the accrual method of accounting unless specified by an agreement.

Fixed Assets

Fixed assets are stated at cost.  Expenditures for major betterments and additions are capitalized, while replacement, maintenance and repairs, which do not extend the lives of the respective assets, are charged to expense currently.  Any gain or loss on disposition of assets is recognized currently.  Depreciation expense is provided using the straight-line method over the estimated useful lives of the assets. Included in fixed assets are the following:

Furniture, fixtures and equipment

5 Years

NOTE 2-

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

Pacer’s financial instruments consist primarily of cash and accounts receivable. The carrying amounts of such financial instruments, as reflected in the consolidated balance sheets, approximate their estimated fair value as of August 31, 2003 and 2002.

Income Taxes

Income taxes are computed on the pretax income, offset by pre-existing net operating losses, based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

Advertising Costs

Advertising and promotions costs are expensed as incurred.  Advertising and promotions costs incurred for the eight months ended August 31, 2003 and 2002 were $-0- and $950, respectively.

Recent Accounting Pronouncements

In June 2001, the FASB issued Statement No. 142 “Goodwill and Other Intangible Assets”.  This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.  This statement has been considered when determining impairment of intangible assets in Pacer’s acquisition of AAA. Impairment of goodwill approximated $200,000 for the eight months ended August 31, 2003 in the acquisition.

NOTE 3-

FIXED ASSETS

 Fixed assets as of August 31, 2003 and 2002 were as follows:

           2003             2002

Furniture, fixtures and equipment

       $ 26,686

     $ 25.586

Accumulated depreciation

        (11,087)

        (5,970)

Fixed assets, net

       $ 15,599        $ 19,616

Depreciation expense was $3,411 and $3,411 for the eight months ended August 31, 2003 and 2002, respectively.

NOTE 4-

ACCOUNTS RECEIVABLE

AAA records in accounts receivable, the net collectable portion of the gross charges billed. The billings represent charges for medical services provided which are generally billed to insurance companies and other third party payors. Due to the nature of the charges, AAA has determined that the collectable percentage of the gross charges approximates 35% of the total gross charges. Thus, accounts receivable is presented net of adjustments.

NOTE 5-

NOTE PAYABLE

Pursuant to the Asset Purchase Agreement between Pacer and AAA dated April 14, 2003, and executed May 30, 2003, Pacer acquired the assets of AAA for a note payable in the amount of $800,000, payable one-half 45 days after execution of the Asset Purchase Agreement (July 14, 2003) and the other half due 120 days after execution of the Asset Purchase Agreement (September 27, 2003). The parties executed an extension agreement whereby the date that the $800,000 is due and payable was extended to October 31, 2003. There is no interest being charged on this note, and the note is collateralized by the assets acquired.

NOTE 6-

COMMITMENTS AND OTHER MATTERS

Lease Commitments

Pacer leases office space under an operating lease which expires in January 2004.  The lease provides for monthly payments of $2,339 which includes utilities and use of office furniture and telephone equipment.

AAA leases office space under an operating lease which expires in August 2005.  The lease provides for monthly payments of $2,250 which includes utilities.

Minimum future rental payments under non-cancelable operating leases having a remaining term in excess of one year as of August 31, 2003 for the next two years and in the aggregate are:

Year

Amount

2004

$27,000

2005

  27,000

Total Minimum Future Rental Payments    $   54,000

Rent expense for Pacer and AAA for the eight months ended August 31, 2003 and 2002 was $20,399 and  $18,000, respectively.

Employment Agreements

Pacer has entered into various employment agreements with its key personnel. Each agreement has a length of three years. The agreements terminate within 30 days advance written notice by either party.

Consulting Agreements

Pacer has entered into a consulting agreement with an individual to perform consulting services to assist Pacer in raising equity financing to support their business plan of acquiring health care related facilities throughout the country.  The term of the agreement is for one year, and the consideration to be paid to this individual will be in the form of stock of the public company, INFe, Inc. This individual must raise minimum dollar amounts in order for the stock compensation to be paid out. This agreement was executed in August 2003, and as of August 31, 2003, no amounts have been raised.

NOTE 6-

COMMITMENTS AND OTHER MATTERS (CONTNUED)

Consulting Agreements (Continued)

In August, 2003, Pacer had entered into letters of intent with various sellers to acquire 11 skilled nursing facilities in California, and consulting agreements related to that acquisition. After performing further due diligence on this transaction, Pacer decided not to pursue the proposed transaction, and terminated the letter of intent and consulting agreements in December 2003. Pacer incurred consulting fees for the three month period, and of this amount, $11,000 was expensed in the eight months ended August 31, 2003.

NOTE 7-

SUBSEQUENT EVENT

Pacer had received a letter of intent dated September 3, 2003, for the placement of an $8,000,000 equity line of credit with investors. The $8,000,000 was to be raised over a 3 month period and the investors as consideration for the money being raised were to receive stock in the parent company INFe. This letter of intent was terminated as a result of the termination of the letter of intent in the California transaction.

Pacer in December 2003, entered into a letter of intent to acquire a 49-bed acute care facility in Louisiana which includes a 24-bed geriatric behavioral health care unit. Pacer anticipates completion of the transaction in January 2004.

Pacer has entered into a bridge note with Cornell Capital Partners, LP in December 2003, with a closing on an estimated $10,000,000 equity line of credit in January 2004. The funds will enable the Company to acquire skilled nursing, assisted living and acute care facilities, and provide working capital to expand their operations.